UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CIRCUIT CITY STORES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

Notice of Annual Meeting of Shareholders

TO THE HOLDERS OF CIRCUIT CITY STORES, INC. COMMON STOCK:

The annual meeting of shareholders of Circuit City Stores, Inc. will be held at The Jepson Alumni Center at The University of Richmond, 49 Crenshaw Way, Richmond, Virginia, on Tuesday, June 15, 2004, at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect three directors to a three-year term and two directors to a one-year term;

2.	To approve the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan;

3.	To approve an amendment to the 2000 Non-Employee Directors Stock Incentive Plan;

4.	To ratify the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2005; and

5.	To transact such other business as may properly come before the meeting and adjournments of the meeting.

If you were a stockholder of record at the close of business on April 21, 2004, then you are entitled to vote at our annual meeting and any adjournments of the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please promptly fill in, date, sign and return the enclosed proxy in the return envelope provided. You are cordially invited to attend the meeting.

By Order of the Board of Directors

W. STEPHEN CANNON, Secretary

May 7, 2004

PROXY STATEMENT

This proxy statement, mailed to holders of our common stock on or about May 7, 2004, is furnished in connection with the solicitation by the Board of Directors of Circuit City Stores, Inc. of proxies in the accompanying form for use at the annual meeting of shareholders to be held on June 15, 2004, and at any adjournments of the meeting. A copy of the annual report of the Company for the fiscal year ended February 29, 2004, has been mailed to you with this proxy statement.

GENERAL INFORMATION

Record Date and Voting Rights

On April 21, 2004, the record date for determining shareholders entitled to vote at the annual meeting, 204,398,747 shares of common stock were outstanding and entitled to vote. Each outstanding share of common stock entitles the holder thereof to one vote.

Quorum

A majority of the total votes entitled to be cast on matters to be considered at the annual meeting constitutes a quorum. If a share is represented for any purpose at the annual meeting, it is deemed to be present for quorum purposes and for all other matters as well. Abstentions and shares held of record by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present or represented at the annual meeting. Broker Shares that are not voted on any matter at the annual meeting will not be included in determining whether a quorum is present at the meeting.

Votes Required for Approval

In the election of directors, the five nominees receiving the greatest number of votes cast will be elected. Votes that are withheld and Broker Shares that are not voted in the election of directors will not be included in determining the number of votes cast and, therefore, will have no effect on the election of directors. Actions on all other matters to come before the annual meeting, including the proposals to approve the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan, to approve an amendment to the 2000 Non-Employee Directors Stock Incentive Plan and to ratify the appointment of KPMG LLP as independent auditors, will require that the votes cast in favor of the action exceed the votes cast against it. Abstentions and Broker Shares that are not voted will not be considered cast either for or against a matter and, therefore, will have no effect on the outcome.

Voting of Shares Held in Employee Stock Purchase Plan

Participants in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan will receive a form to use to provide voting instructions to Computershare Trust Co., Inc. for the shares of common stock held on each participant’s behalf by Computershare, as service provider for the plan. The share amounts on the form will include the shares in your plan account. If you also own shares as a record holder, then the form will allow you to vote those shares by proxy. Voting instructions should be returned, properly executed, in the envelope provided. Computershare will vote in accordance with your instructions. If you do not return voting instructions or an executed proxy, Computershare will not vote the shares held in your plan account.

Solicitation of Proxies

In addition to the solicitation of proxies by mail, the Company’s officers and regular employees, without compensation other than regular compensation, may solicit proxies by telephone, electronic means and personal interview. The Company also has retained Morrow & Co., Inc. of New York, New York, at an approximate cost of $7,500 plus out-of-pocket expenses, to assist in the solicitation of proxies of shareholders whose shares are held in street name by brokers, banks and other institutions. The Company will bear the cost of all solicitation of proxies.

Voting Proxies

You may vote your proxy by marking, signing and dating your proxy card and returning it in the enclosed postage-paid envelope. A proxy, if executed and not revoked, will be voted:

•	FOR the election of the nominees for director named in this proxy statement;

•	FOR approval of the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan;

•	FOR approval of an amendment to the 2000 Non-Employee Directors Stock Incentive Plan; and

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2005,

unless the proxy contains specific instructions to the contrary, in which event it will be voted in accordance with those instructions. If your shares are held in “street name” by your broker, do not follow the above instructions. Instead, follow the separate instructions provided by your broker.

Revocation of Proxies

If you are a shareholder of record, you may revoke your proxy or change your vote at any time before it is voted at the annual meeting by:

•	completing and mailing to us another proxy card dated later than your last proxy;

•	submitting a written revocation to the Secretary of Circuit City Stores, Inc. at 9950 Mayland Drive, Richmond, Virginia 23233; or

•	appearing in person and voting at the annual meeting.

If your shares are held in “street name” by your broker, you may revoke your proxy or change your vote only by following the separate instructions provided by your broker.

To vote in person at the annual meeting, shareholders of record must attend the meeting and cast their votes in accordance with the voting provisions established for the annual meeting. Attendance at the annual meeting without voting in accordance with the voting procedures will not in and of itself revoke a proxy. If your broker holds your shares and you want to attend and vote your shares at the annual meeting, please take to the annual meeting a letter from your broker identifying you as the beneficial owner of the shares and authorizing you to vote.

ITEM ONE—ELECTION OF DIRECTORS

The Company’s Board of Directors is divided into three classes with staggered three-year terms. The Board, upon the recommendation of the Nominating and Governance Committee, has nominated James F. Hardymon and Carolyn Y. Woo, whose terms as directors of the Company will expire at the 2004 Annual Meeting, for re-election to the Board. In addition, the Board, upon the recommendation of the Nominating and Governance Committee, has nominated Allen B. King and E.V. Goings, who were appointed to the Board after the 2003 Annual Meeting, and J. Patrick Spainhour for election to the Board. Messrs. Goings and Spainhour, whose terms would not otherwise expire until 2007, will stand for re-election at the 2005 Annual Meeting in order to satisfy the requirement in the Company’s Articles of Incorporation that each class of directors generally be of equal size. After 21 years of dedicated service, Richard N. Cooper is retiring from the Board.

Although all nominees have indicated their willingness to serve if elected, if at the time of the annual meeting any nominee is unable to or unwilling to serve as a director of Circuit City Stores, Inc., shares represented by properly executed proxies will be voted at the discretion of the persons named in those proxies for such other person as the Board may designate.

Information about the nominees for election as directors and the other directors of the Company whose terms of office do not expire this year appears below.

Nominees for Election to a Three-Year Term

JAMES F. HARDYMON, 69, retired as Chairman of Textron, Inc. in January 1999. Mr. Hardymon joined Textron, Inc., a public company that produces aircraft, fastening systems, and industrial components and products, in 1989 as President and Chief Operating Officer. He became Chief Executive Officer in 1992 and assumed the title of Chairman in 1993. He is a director of Air Products and Chemicals, Inc., American Standard Companies, Inc. and Lexmark International, Inc. He has been a director of the Company since 1998.

ALLEN B. KING, 57, Chairman, President and Chief Executive Officer of Universal Corporation, a diversified corporation with operations in tobacco, lumber and agri-products, and Chairman, President and Chief Executive Officer of Universal Leaf Tobacco Company, Inc., international buyers and processors of leaf tobacco since 2003. Prior to his election as Chief Executive Officer, Mr. King was Chief Operating Officer for more than five years. He is a director of Universal Corporation, Universal Leaf Tobacco Co., Inc. and Deli Universal, Inc. He has been a director of the Company since September 2003.

CAROLYN Y. WOO, 50, Dean of the Mendoza College of Business, University of Notre Dame, since 1997. She is a director of AON Corporation, NISource, Inc. and St. Joseph Capital Corporation. She has been a director of the Company since 2001.

Nominees for Election to a One-Year Term

E. V. GOINGS, 58, Chairman and Chief Executive Officer of Tupperware Corporation, a direct seller of premium food storage, preparation and serving items as well as premium beauty and skin care products, since 1993. He is a director of R. J. Reynolds Tobacco Holdings, Inc. and SunTrust Bank of Central Florida, N.A. He has been a director of the Company since March 2004.

J. PATRICK SPAINHOUR, 54, Chairman and Chief Executive Officer of Ann Taylor Stores Corporation, a specialty retailer of women’s apparel, shoes and accessories. Mr. Spainhour joined Ann Taylor in 1996 as President and Chief Operating Officer and assumed the role of Chairman and Chief Executive Officer later that same year.

Directors Whose Terms Do Not Expire This Year

RONALD M. BRILL, 60, Private Investor. Mr. Brill served as Executive Vice President and Chief Administrative Officer of The Home Depot, Inc., a home improvement retailer, from 1995 until 2000 and as a director of the same company from 1987 until 2000. He has been a director of the Company since 2002. His present term will expire in 2006.

CAROLYN H. BYRD, 55, Chairman and Chief Executive Officer of GlobalTech Financial, LLC, a financial services company, since May 2000. She was President of Coca-Cola Financial Corporation from 1997 to May 2000. She is a director of Rare Hospitality International, Inc.; AFC Enterprises, Inc.; and the St. Paul Travelers Companies, Inc. She has been a director of the Company since 2001. Her present term will expire in 2005.

BARBARA S. FEIGIN, 66, consultant specializing in strategic marketing and branding since February 1999. She served as Executive Vice President, Worldwide Director of Strategic Services and a member of the Agency Policy Council of Grey Global, Inc. (formerly Grey Advertising, Inc.), the principal business of which is advertising and marketing communications, from 1983 until her retirement in February 1999. She is a director of VF Corporation. She has been a director of the Company since 1994. Her present term will expire in 2006.

ALAN KANE, 62, Professor of Retailing at Columbia University Graduate School of Business since 1997. Before joining the faculty at Columbia, Mr. Kane spent 28 years in the retailing industry with Federated Department Stores, the May Company, Grossman’s Inc. and a privately held retailer. He is a director of Bluefly, Inc. He has been a director of the Company since 2003. His present term will expire in 2005.

W. ALAN MCCOLLOUGH, 54, Chairman, President and Chief Executive Officer of the Company. Mr. McCollough joined the Company in 1987 as General Manager of Corporate Operations. He was elected Assistant Vice President in 1989, Vice President and Central Division President in 1991, Senior Vice President—Merchandising in 1994, President and Chief Operating Officer in 1997, Chief Executive Officer in June 2000 and Chairman of the Board effective June 2002. He is a director of VF Corporation. He has been a director of the Company since 1999. His present term will expire in 2006.

MIKAEL SALOVAARA, 50, Private Investor. Mr. Salovaara was a partner of Greycliff Partners, a merchant banking firm, from 1991 to 2002. He has been a director of the Company since 1995. His present term will expire in 2006.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth beneficial ownership information as of April 21, 2004, for the Company’s common stock owned by:

•	the Chief Executive Officer and the four other most highly compensated officers (the “Named Executive Officers”);

•	each director and nominee for director of the Company;

•	directors and executive officers of the Company as a group; and

•	each person who is known by the Company to beneficially own more than 5 percent of the outstanding shares of the Company’s common stock.

Unless otherwise noted, each shareholder has sole voting power and sole investment power with respect to the securities shown in the table below.

Name	Option Shares That May be Acquired Within 60 Days After April 21, 2004 (1)	Total Shares of Common Stock Beneficially Owned as of April 21, 2004 (2)		Percent of Class
Named Executive Officers
W. Alan McCollough**	3,964,235	4,493,200	(2)	2.2%
John W. Froman	551,213	784,818	(2)(3)	*
Kim D. Maguire	149,990	273,134	(2)	*
Dennis J. Bowman	353,602	425,904	(2)	*
Fiona P. Dias	159,364	225,286		*

Directors/Director Nominees
Ronald M. Brill	2,803	8,948		*
Carolyn H. Byrd	9,632	10,553		*
Richard N. Cooper	27,662	80,814		*
Barbara S. Feigin	27,662	41,486		*
E.V. Goings	0	2,000		*
James F. Hardymon	17,174	24,079		*
Alan Kane	0	2,000		*
Allen B. King	0	4,000		*
Mikael Salovaara	27,662	108,533	(4)	*
J. Patrick Spainhour	0	0		*
Carolyn Y. Woo	10,670	11,662		*
All directors and executive officers as a group (25 persons)	6,847,399	8,719,598	(2)	4.1%

Beneficial Owners of More Than 5% of the Company’s common stock
FMR Corp.	N/A	10,890,314	(5)	5.3%
82 Devonshire Street
Boston, Massachusetts 02109

Highfields Capital Management LP	N/A	14,002,300	(6)	6.9%
200 Clarendon Street, 51st Floor
Boston, Massachusetts 02116

Paul Tudor Jones, II	N/A	13,374,000	(7)	6.5%
125 King Street
Greenwich, Connecticut 06831

*	Less than 1 percent of class, based on the total number of shares of common stock outstanding on April 21, 2004.

**	Mr. McCollough also is a director of the Company.

(1)	Includes shares of common stock that could be acquired through the exercise of stock options within 60 days after April 21, 2004.

(2)	Includes restricted shares of common stock as follows: Mr. McCollough 335,000; Mr. Froman 128,333; Mr. Maguire 95,000; Mr. Bowman 45,000; Ms. Dias 45,000; and 476,210 held by other executive officers.

(3)	Mr. Froman has shared voting power for 5,500 of the shares of common stock beneficially owned by him.

(4)	Includes 34,465 shares of common stock held by Trewstar LLC. Mr. Salovaara disclaims beneficial ownership of, and shares voting and dispositive power for, those shares. As of December 31, 2003, Mr. Salovaara owned 19.42 percent of Trewstar LLC. His wife and children indirectly own the remainder of Trewstar LLC.

(5)	Information concerning the Company’s common stock beneficially owned by FMR Corp. (“FMR”) was obtained from a Schedule 13G/A filed on February 17, 2004. According to the Schedule 13G/A, FMR is a parent holding company and certain members of the family of Edward C. Johnson 3d may be deemed members of a group that controls FMR. The Schedule 13G/A indicates that of the 10,890,314 shares beneficially owned: (i) 7,950,700 shares are beneficially owned by Fidelity Management & Research Company (“Fidelity Research”), a wholly owned subsidiary of FMR and a registered investment adviser; (ii) 1,726,114 shares are beneficially owned by Fidelity Management Trust Company (“Fidelity Trust”), a wholly owned subsidiary of FMR and a bank, which serves as investment manager for certain institutional accounts; and (iii) 1,213,500 shares are beneficially owned by Fidelity International Limited (“Fidelity International”), a foreign-based subsidiary and investment adviser for certain institutional investors. FMR and Mr. Johnson have sole power to dispose of the shares beneficially owned by Fidelity Research and Fidelity Trust and sole power to vote the shares beneficially owned by Fidelity Trust. However, the trustees of the mutual funds managed by Fidelity Research have sole power to vote the shares that are beneficially owned by Fidelity Research. FMR and Fidelity International believe that they are not acting as a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934 (“Exchange Act”), as amended, and therefore believe that they are not otherwise required to attribute to each other the “beneficial ownership” of the securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 of the Exchange Act.

(6)	Information concerning the Company’s common stock beneficially owned by Highfields Capital Management LP (“Highfields Capital”), a Delaware limited partnership and investment manager, was obtained from a Schedule 13G/A filed on February 17, 2004 by each of the following reporting persons: Highfields Capital, Highfields GP LLC (“Highfields GP”), a Delaware limited liability company and the general partner of Highfields Capital, and Jonathon Jacobson and Richard L. Grubman, each a managing member of Highfields GP. According to the Schedule 13G/A, each of Highfields Capital, Highfields GP and Messrs. Jacobson and Grubman shares voting and dispositive power for all 14,002,300 shares.

(7)	Information concerning the Company’s common stock beneficially owned by Paul Tudor Jones, II was obtained from a Schedule 13G/A filed on February 13, 2004 by each of the following reporting persons: The Tudor BVI Global Portfolio Ltd. (“BVI”) and The Raptor Global Portfolio Ltd. (“Raptor”), each a Cayman Island company, The Altar Rock Fund L.P. (“Altar Rock”), a Delaware limited partnership, Tudor Proprietary Trading, L.L.C. (“Tudor Proprietary”), a Delaware limited liability company, Tudor Investment Corporation (“Tudor Investment”), a Delaware corporation that provides investment advisory services to BVI and Raptor and is the general partner of Altar Rock and Paul Tudor Jones, II, the controlling shareholder of Tudor Investment and the indirect controlling equity holder of Tudor Proprietary. The Schedule 13G/A indicates that each reporting person owns directly and shares voting power with respect to the following number of shares: Tudor Proprietary—1,046,823, Altar Rock—55,365, Raptor—10,351,484 and BVI—1,920,328. The Schedule 13G/A also indicates that Tudor Investment disclaims beneficial ownership of the shares owned by Raptor, BVI and Altar Rock and that Mr. Jones disclaims beneficial ownership of the shares held by Tudor Investment and Tudor Proprietary.

CERTAIN INFORMATION CONCERNING THE

BOARD OF DIRECTORS AND ITS COMMITTEES

Information concerning the current membership of the Board and its standing committees and the number of meetings held during the fiscal year ended February 29, 2004, is provided in the table below. Each director attended at least 75 percent of the aggregate number of meetings of the Board and the committees on which the director served. Each person who was a director or director nominee on June 17, 2003, attended the 2003 Annual Meeting. Meetings of the Board of Directors and its committees are held in conjunction with the annual meeting of shareholders and all directors and nominees are expected to attend the annual meeting of shareholders.

	Board	Audit	Compensation and Personnel	Nominating and Governance
W. Alan McCollough	•*
Ronald M. Brill	•	•*		•
Carolyn H. Byrd	•	•
Richard N. Cooper	•	•
Barbara S. Feigin	•	•	•
E. V. Goings	•		•	•
James F. Hardymon	•		•	•*
Alan Kane	•		•	•
Allen B. King	•	•	•
Mikael Salovaara	•	•	•*
Carolyn Y. Woo	•			•
Number of Meetings Held During Fiscal Year 2004	9	8	6	5

*Chair

Audit Committee

The Audit Committee is responsible for the appointment, compensation, retention and oversight of the work of the Company’s independent auditors. The report of the Audit Committee is included in this proxy statement on page 11.

The Board of Directors has determined that:

•	all members of the Audit Committee are “independent” as defined in the applicable listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission;

•	Mr. Brill, the Committee’s Chairman, is an “audit committee financial expert”; and

•	Ms. Byrd’s simultaneous service on the audit committees of more than three public companies does not impair her ability to serve on the Company’s Audit Committee.

In addition, the Board of Directors has determined, in its business judgment, that each member of the Audit Committee is financially literate and that Mr. Brill possesses accounting or related financial management expertise.

Compensation and Personnel Committee

The Compensation and Personnel Committee operates under a written charter. All members of the Compensation and Personnel Committee are “independent” as defined in the applicable listing standards of the New York Stock Exchange. The functions of this Committee include discharging the Board’s oversight responsibilities with respect to compensation of the Company’s executives and administering designated executive compensation plans. The report of the Compensation and Personnel Committee is included in this proxy statement beginning on page 16.

Nominating and Governance Committee

The Nominating and Governance Committee also operates under a written charter. All members of the Nominating and Governance Committee are “independent” as defined in the applicable listing standards of the New York Stock Exchange. The functions of this Committee include identifying individuals qualified to become members of the Board; recommending director nominees; coordinating oversight of management succession planning and evaluation of the Chief Executive Officer; and developing and recommending to the Board corporate governance principles. The Chair of the Nominating and Governance Committee serves as the lead non-management director (“Lead Director”) and presides over meetings of the non-management directors.

On behalf of the Board, the Nominating and Governance Committee considers nominees recommended by the Company’s shareholders. In accordance with the Company’s bylaws, a shareholder who desires to nominate a person to the Board should submit to the Secretary of the Company written notice of his or her intent to make such nomination. That notice must be given either by personal delivery or by United States mail, postage prepaid, not later than 120 days in advance of the annual meeting, or with respect to a special meeting of shareholders for the election of directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The shareholder’s notice must include:

•	the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated;

•	a representation that the shareholder is a record holder of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder;

•	such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

•	the consent of each nominee to serve as a director of the Company if so elected.

During fiscal 2004, the Nominating and Governance Committee retained the services of Korn/Ferry International, a provider of recruitment and leadership development services, to assist the Committee with identifying and evaluating potential nominees for director. Korn Ferry assisted the Committee in identifying Messrs. Goings and Spainhour as prospective directors. Mr. King was recommended by the Committee based on a recommendation from management.

The Company’s Board of Directors embraces the principle that diversity in all respects both strengthens its membership and increases its effectiveness. The Board strives to select for its membership highly qualified individuals who are dedicated to advancing the interests of the Company’s shareholders. When vacancies on the Board occur, the Nominating and Governance Committee seeks individuals who, based on their background and qualifications, can promote this goal in conjunction with the other members of the Board. The Committee actively seeks nominees who will bring diverse talents, experiences and perspectives to the Board’s deliberations. The Committee would evaluate nominees for director proposed by shareholders in the same manner it evaluates other prospective nominees.

Independence

A director of the Company is considered “independent” if he or she meets the independence requirements of the New York Stock Exchange. Affiliation with a customer of, or supplier of goods or services to, the Company is not considered to be material to a determination of a Board member’s independence so long as payments in any fiscal year to or from the Company do not exceed 2 percent of the gross revenues of the customer or supplier, or $1,000,000, whichever is greater. Other commercial and business relationships are evaluated by the Board on a case-by-case basis to determine if they constitute a material relationship. Each director and each nominee is responsible for disclosing all relationships with the Company that should be taken into account when determining the member’s or nominee’s independence. Members of the Audit Committee must also meet separate applicable independence requirements under the rules of the New York Stock Exchange adopted in accordance with the Sarbanes-Oxley Act of 2002.

Based on the foregoing criteria, the Board determined that each of the following continuing directors and nominees was independent: Messsrs. Brill, Goings, Hardymon, Kane, King, Salovaara, Spainhour and Mss. Byrd, Feigin, and Woo.

Code of Business Conduct

The Board of Directors has adopted the Code of Business Conduct, a code of ethics which applies to all Company employees, including the Chief Executive Officer; Chief Financial Officer; and Controller and Chief Accounting Officer. The Company intends to satisfy any disclosure obligations with respect to amendments or waivers of the Code of Business Conduct by posting the information on the Company’s website.

Corporate Governance Documents Available on the Company’s Website

Copies of each of the following documents are available on the Company’s investor information home page at http://investor.circuitcity.com and in print to any shareholder who requests them from the Company’s Secretary:

•	Audit Committee Charter

•	Compensation and Personnel Committee Charter

•	Nominating and Governance Committee Charter

•	Board of Directors Practices and Policies (sets forth corporate governance guidelines for the Company)

•	Code of Business Conduct

In addition, you can find information concerning the Company’s strategic planning process, including the Board’s active involvement in the process, on the Company’s investor information home page at http://investor.circuitcity.com.

Communicating with the Board

Interested parties may communicate with the Lead Director, the non-management directors as a group, or the Board of Directors by writing to:

Lead Director

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, VA 23233

REPORT OF THE AUDIT COMMITTEE

The Audit Committee acts under a written charter adopted by the Board of Directors. The charter is included in this proxy statement as Appendix A. The Committee’s primary purpose is to assist the Board of Directors in its oversight of the Company’s financial reporting process. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors, KPMG LLP, are responsible for performing an independent audit of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.

During fiscal year 2004, the Committee met with management, the internal auditors and the independent auditors. Regularly throughout the year, the Committee had separate private sessions with the independent auditors and the internal auditors to discuss financial management, accounting and internal control issues.

In performing its oversight role, the Audit Committee has reviewed and discussed both the quality and acceptability of the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, and has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The Audit Committee has considered whether the provision of non-audit services by the independent auditors is compatible with maintaining the auditors’ independence and has discussed with the auditors the auditors’ independence. Based on the review and discussions described in this report, and subject to the limitations on its role and responsibilities described in this report and in its charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent auditors who, in their report, express an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States of America.

AUDIT COMMITTEE

Ronald Brill, Chairman

Carolyn H. Byrd

Richard N. Cooper

Barbara S. Feigin

Allen B. King

Mikael Salovaara

COMPENSATION OF EXECUTIVE OFFICERS

Executive Compensation

Summary Compensation Table.    The table below sets forth for the three years ended February 29, 2004, the annual and long-term compensation earned by the Named Executive Officers in all capacities to the Company and its subsidiaries. The only stock appreciation rights (SARs) granted were change of control SARs (described on page 15 under Employment Agreements and Change-In-Control Arrangements), which were granted in connection with some of the options. No free-standing SARs have been granted.

		Earned Annual Compensation		Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary $	Bonus $	Restricted Stock $		Restricted Stock Units(5)	Securities Underlying Options
W. Alan McCollough Chairman, President and Chief Executive Officer	2004 2003 2002	975,000 968,269 950,000	0 0 1,045,000	2,609,650 0 0	(1)	0 98,522 0	535,000 0 500,000

John W. Froman Executive Vice President Chief Operating Officer	2004 2003 2002	650,000 670,288 625,000	0 0 360,000	740,050 264,846 0	(1) (2)	0 49,261 0	155,000 0 250,000

Kim D. Maguire(3) Executive Vice President Chief Merchandising Officer	2004 2003 2002	575,000 561,538 149,423	0 0 0	740,050 0 613,575	(1) (4)	0 49,261 0	155,000 0 200,000

Dennis J. Bowman Senior Vice President Strategic Sourcing and Inventory Planning/Replenishment	2004 2003 2002	490,000 510,481 475,000	0 0 180,000	350,550 28,395 0	(1) (2)	0 24,630 0	75,000 0 125,000

Fiona P. Dias Senior Vice President President Circuit City Direct	2004 2003 2002	375,000 382,366 318,867	75,000 0 136,000	350,550 34,852 0	(1) (2)	0 24,630 0	75,000 0 125,000

(1)	The fiscal 2004 awards are performance-based restricted stock awards. The vesting for these shares is based on the Company achieving operating profit margin targets for fiscal 2006. If the Company’s performance exceeds the targets, the employee is eligible to receive additional shares up to 100 percent of the reserved shares. The number and value of each Named Executive Officer’s restricted stock holdings as of February 29, 2004, based on a closing price of $11.18 for the Company’s common stock on that day, were as follows:

	Shares of Restricted Stock(#)	Value of Restricted Stock
W. Alan McCollough	335,000	$3,745,300
John W. Froman	128,333	$1,434,763
Kim D. Maguire	95,000	$1,062,100
Dennis J. Bowman	45,000	$503,100
Fiona P. Dias	45,000	$503,100

(2)

In fiscal 2003, Mr. Froman was awarded 14,560 shares of restricted stock; Mr. Bowman was awarded 1,561 shares of restricted stock; and Ms. Dias was awarded 1,916 shares of restricted stock in order to make their outstanding restricted shares equivalent to the remaining outstanding restricted shares that were granted to other officers of the Company under a fiscal 1998 grant and will vest under the same terms as those awards. These awards vested in fiscal 2004, in accordance with with provisions for performance-based accelerated vesting.

(3)	Mr. Maguire resigned from the Company effective April 30, 2004.

(4)	Mr. Maguire was awarded 40,500 shares of restricted stock in fiscal 2002. The amount in the above table is based on the closing price of the Circuit City Group common stock, which was $15.15, on the date of the award. Dividends are paid on restricted stock during the restricted period.

(5)	Messrs. McCollough, Froman, Maguire and Bowman and Ms. Dias were issued restricted stock units effective on November 8, 2002. One third of the restricted stock units will vest on each of the first, second and third anniversaries of the grant date if the officer is still employed by the Company and/or its subsidiaries. All of the restricted stock units will vest upon death or disability if the officer is still employed by the Company and/or its subsidiaries.

Aggregated Options/SAR Exercises and Fiscal Year-End Option/SAR Value Table.    The following table sets forth information concerning common stock option exercises and fiscal year-end option/SAR values as of February 29, 2004, for the Named Executive Officers. The only SARs outstanding were change of control SARs as described on page 15, under Employment Agreements and Change-In-Control Arrangements.

	Number of Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at February 29, 2004		Value of Unexercised In-the-Money Options/SARs at February 29, 2004
			Exercisable	Unexercisable	Exercisable	Unexercisable
W. Alan McCollough	0	$0	2,990,800	1,695,923	$1,402,226	$3,077,822
John W. Froman	0	$0	419,971	379,986	$524,964	$1,099,241
Kim D. Maguire	0	$0	149,990	304,990	$292,481	$866,756
Dennis J. Bowman	0	$0	287,981	187,493	$262,483	$540,358
Fiona P. Dias	0	$0	112,492	178,119	$305,041	$561,639

Pension Plan/Benefit Restoration Plan.    The following table illustrates estimated annual retirement benefits payable under the Company’s defined benefit pension plans to persons in specified compensation and years of service classifications calculated as a straight life annuity with no social security or other offsets.

Highest Consecutive Five-Year Average Compensation	Estimated* Annual Pension for Representative Years of Credited Service
	15	20	25	30	35
$ 400,000	85,487	113,983	142,479	170,975	199,470
$ 500,000	107,987	143,983	179,979	215,975	251,970
$ 600,000	130,487	173,983	217,479	260,975	304,470
$ 700,000	152,987	203,983	254,979	305,975	356,970
$ 800,000	175,487	233,983	292,479	350,975	409,470
$ 900,000	197,987	263,983	329,979	395,975	461,970
$1,000,000	220,487	293,983	367,479	440,975	514,470
$1,100,000	242,987	323,983	404,979	485,975	566,970
$1,200,000	265,487	353,983	442,979	530,975	619,470

*	For 2004, the Internal Revenue Code limit on the annual retirement benefits that may be paid from the pension plan was $165,000 and the limit on the amount of compensation that may be recognized by the pension plan was $205,000. The maximum annual benefit payable under the benefit restoration plan is $412,500 in 2004. The benefits shown on this table have not been limited by these caps.

The pension plan covers employees who satisfy certain age and service requirements. Benefits are based on a designated percentage of the average of compensation for the five highest of the last 10 consecutive years of employment, weighted according to years of credited service, and integrated with Social Security covered compensation. Also, the Internal Revenue Code imposes certain limits related to pension plan benefits. Any resulting reduction in an executive’s pension plan benefit will be compensated for under the Company’s benefit restoration plan up to the plan’s maximum benefit limit. For purposes of the defined benefit pension plans, compensation of participants includes base pay, bonuses, overtime and commissions and excludes amounts realized under any employee stock purchase plan or stock incentive plan. For purposes of the defined benefit pension plans, compensation for those individuals listed in the Summary Compensation Table is substantially the same as the amounts listed under the Salary and Bonus headings.

For purposes of the defined benefit pension plans, credited years of past and future service at age 65 will be 28 years for Mr. McCollough; 33, for Mr. Froman; 19, for Mr. Maguire; 23, for Mr. Bowman; and 30, for Ms. Dias.

Equity Compensation Plans Information

The following table gives information about Circuit City common stock that may be issued upon the exercise of options, warrants and rights under all existing equity compensation plans as of February 29, 2004.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	17,828,637		$14.31		11,631,692
Equity compensation plans not approved by security holders (2)	46,993	(3)	$11.82	(4)	2,474,455

Total	17,875,630				14,106,147

(1)	Certain options were granted with tandem stock appreciation rights that may be exercised in lieu of the related options in limited circumstances.

(2)	Most employees who have been employed by the Company for one year can participate in the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan. A participating employee may authorize payroll deductions of 2 percent to 10 percent of compensation, up to an annual maximum of $7,500. Once each month, the payroll deductions are used to purchase Circuit City common stock. If shares are purchased on the open market, the purchase price is the average cost of all shares purchased for a particular month. If shares are purchased from the Company, the purchase price is the closing price of the Company’s common stock on the New York Stock Exchange on the last business day of the month. To encourage participation, the Company matches 15 percent of the employee’s contribution. An eligible employee may change, cease or restart contributions for any payroll period without any penalty. The Company pays all costs of the plan.

(3)	Shares purchased for February 2004.

(4)	Purchase price per share for shares purchased for February 2004.

Performance Graph

The following graph compares the cumulative total shareholder return on our common stock for the last five years with the S&P 500 Index and a peer group industry index, the S&P 500 Retailing Group. The graph assumes that the value of the investment in our common stock and each index was $100 at February 28, 1999, and that all dividends were reinvested.

Employment Agreements and Change-In-Control Arrangements

The Company has employment agreements with each of the Named Executive Officers. These agreements were revised during fiscal year 2004 based upon recommendations by a compensation consultant. Generally, these agreements provide for annual salary review and participation in the Company’s bonus, stock incentive and other employee benefit programs. They also provide for continuation of base salary, target bonus and participation in employee benefit plans for two years following termination by the Company without cause, termination by the employee for good reason or a decision by the Company not to renew the agreement at the end of the initial term or renewal period. In those circumstances, the agreements also generally provide that the employee will be paid any pro rata bonus to which he would otherwise be entitled for that year, full vesting of any restricted stock grants that are not granted under a performance-based plan and any unvested stock options and outplacement services of up to $50,000. After a change in control, the agreements also provide benefits upon the employee’s termination of employment either by the Company for any reason other than death, disability or cause, or by the employee voluntarily in the thirteenth month or for good reason within two years following a change of control. These benefits are a payment equal to the pro rata bonus for the year of termination, a severance amount equal to three times the employee’s salary and target bonus, health care continuation for three years, outplacement services up to $50,000 and a payment equal to three times the annual cost of perquisites. The agreements indemnify the employees for potential excise taxes under the Internal Revenue Code. Each agreement contains provisions confirming the employee’s obligation to maintain the confidentiality of proprietary information and not to compete with the Company for a specified period of time after the termination of employment. The employment agreements with the Named Executive Officers became effective in 2003. The current base salary for Mr. McCollough is $975,000, for Mr. Froman is $650,000, for Mr. Maguire is $575,000, for Mr. Bowman is $490,000 and for Ms. Dias is $375,000 under their respective employment agreements.

The Named Executive Officers have been granted SARs in connection with some of the stock options granted to them under the Company’s stock incentive plan. The options also provide for accelerated vesting in the event of a change of control. The SARs are change of control SARs that only may be exercised in the event of a change of control. Upon exercise of the SARs and the surrender of the related option, the holder is entitled to receive cash from the Company in the amount of the spread between the option exercise price and the market value of the common stock at the time of exercise. The market value is determined by a formula designed to take into account the effect of the change of control.

REPORT OF THE COMPENSATION AND PERSONNEL COMMITTEE

Compensation Philosophy

The Compensation and Personnel Committee, which is composed entirely of outside independent directors, reviews, evaluates and approves the amount, design and implementation of the Company’s compensation system for executive officers. The Committee believes that corporate performance and, in turn, shareholder value will be best enhanced by a compensation system that supports and reinforces the Company’s key operating and strategic goals while aligning the financial interests of the Company’s executive officers with those of the shareholders. The Company utilizes both short-term and long-term incentive compensation programs to achieve these objectives. Executive officer incentive compensation programs generally are tied to Company-wide achievement of annual financial goals and the market value of the Company’s stock. The Committee believes that the use of Company-wide performance in setting goals promotes a unified vision for senior management and creates common motivation among the executives. For some salaried employees, incentives may relate to performance of the Company. For other salaried employees, the incentive compensation program is tied also to division, department or store business goals and, in some cases, individual performance.

For the Company’s 2004 fiscal year, the Committee made its compensation decisions based on a review of the Company’s 2003 fiscal year performance and on the Company’s budget and other projections for the 2004 fiscal year. The Company is subject to Internal Revenue Code provisions that may limit the income tax deductibility of certain forms of compensation paid to the executive officers named in the Summary Compensation Table that precedes this report. These provisions allow full deductibility of certain types of performance-based compensation. The Company’s compensation practices, to the extent practicable, provide deductibility for compensation payments. Payments under the 2003 Annual Performance-Based Bonus Plan and awards under the 1994 and 2003 Stock Incentive Plan may qualify for deductibility under these provisions of the Internal Revenue Code.

Components of the Executive Compensation Program

The Company’s compensation program for executive officers consists generally of three components: base salary, an annual performance-based cash bonus and long-term stock incentives. In making compensation decisions for officers other than the Chief Executive Officer, the Committee considers the recommendations of the Chief Executive Officer, which may include a comparison of the compensation of the Company’s executive officers with compensation of officers at certain other retail companies as well as other companies with which it competes for executive talent. During the 2004 fiscal year, the Committee also utilized the services of a compensation consultant to assist with certain aspects of its evaluation.

As it deems necessary, the Committee compares various short- and long-term performance measures, including total shareholder return, return on average shareholders’ equity, sales, net income and earnings per share for the Company and other companies with which it competes for executive talent. The Committee has not established any particular level at which overall compensation will be set in respect to the compensation peer group. The Committee attempts to fashion an overall executive compensation program that is consistent with the Company’s competitive comparisons on the short- and long-term performance factors and is appropriate given the Company’s overall performance. The individual elements of the executive compensation program are addressed below.

Annual Salary

Each year, the Committee establishes salaries for executive officers and believes that the 2004 fiscal year salaries for executive officers were set at appropriate levels. The Committee intends that the salary levels provide for a large percentage of total compensation to be at-risk under the annual and long-term incentive programs. In evaluating individual executive officers, the Committee also may consider, among other factors: (1) a qualitative evaluation of the individual executive officer’s performance provided by the Chief Executive Officer; (2) the job responsibilities of the individual executive, including changes in those responsibilities; and (3) the Company’s performance for the prior fiscal year.

Annual Performance-Based Bonus

All executive officers are eligible to receive cash bonuses under the Annual Performance-Based Bonus Plan based on targets established each year by the Committee and ratified by the Board of Directors. The Bonus Plan is designed to motivate the Company’s employees to achieve the Company’s annual operating and financial goals. The 2003 Bonus Plan allows the Committee to establish performance goals based on a variety of performance measures.

For the 2004 fiscal year, the Bonus Plan measured the Company’s achievement of its target financial goals for pretax earnings for the Company. The goals were established early in the fiscal year as part of the Company’s budgeting process and were approved by the Committee. Consistent with the Committee’s compensation philosophy of tying a large percentage of total compensation to performance, the potential maximum bonus for each executive officer was a significant percentage of that individual’s salary for the year.

For the 2004 fiscal year, the target bonus amounts were 100 percent of base salary for the Chief Executive Officer, 60 percent for executive vice presidents and 40 percent for other officers. This bonus percentage reflects competitive practices as previously determined by the compensation consultant. The amount of bonus payments depends upon the extent to which the Company achieves its target financial goals for the year. For the 2004 fiscal year, the Company did not achieve the targeted financial performance for the payment of bonuses and the Circuit City officers did not earn a bonus under the Bonus Plan. For the 2004 fiscal year, the Committee approved a discretionary bonus for Ms. Dias of $75,000 for extraordinary performance.

Long-Term Incentive Compensation

Grants under the Company’s 1994 and 2003 Stock Incentive Plans provide long-term incentive compensation and are a significant component of total compensation. These programs are a part of the Company’s performance-based incentive compensation, rewarding officers as total shareholder value increases. For executive officers and other officers, grants under the Stock Incentive Plans are made in the form of nonqualified stock options and restricted stock.

The Committee considers stock-based grants to be an important means of ensuring that executive officers have a continuing incentive to increase the long-term return to shareholders and the value of the Company’s stock. Stock-based grants also aid in retention of executives.

During the 2004 fiscal year, the Committee received recommendations from its compensation consultant to revise the structure of long-term incentive awards. Beginning in the 2004 fiscal year, the Committee revised the long-term incentive program for senior management to use a mix of restricted stock and stock options under the 2003 Stock Incentive Plan. Under the program, the value of the award is given approximately half in restricted stock and half in stock options. The restricted stock vests based on the Company meeting a target for operating profit margin in the 2006 fiscal year. The stock options provide for vesting at the end of a three-year period if the executive’s employment continues. For the 2004 fiscal year, the Committee received the advice of the compensation consultant about the size of the restricted stock and stock option grants for senior officers and generally followed that advice. The Committee also approved a special restricted stock award as a discretionary bonus for the Company’s new chief financial officer, which will vest on April 20, 2005 if Mr. Foss is still employed by the Company on that date.

During the 1998 fiscal year, an additional long-term incentive program was instituted for senior management using restricted stock under the Stock Incentive Plan. The program provides for vesting at the end of a seven-year period if the executive’s employment continues. Accelerated vesting of the stock may occur based on the Company’s total shareholder return on its common stock measured against the performance of a peer group. In the 2004 fiscal year, the Company ranked in the third quartile in its peer group based on total shareholder return. Based on the Company’s comparative performance, the remaining 15 percent of the awards that were previously granted to senior management under this program vested in the 2004 fiscal year.

Other Matters

To maintain compensation competitiveness and to create a retirement program that restores benefits for the Company’s more senior executives who are affected by Internal Revenue Code limits on benefits provided under the Company’s Pension Plan, the Company maintains a retirement benefit restoration plan. Subject to an annual limit, the retirement benefit restoration plan and the Pension Plan together provide benefits to all employees affected by the Internal Revenue Code limits at approximately the same percentage of compensation as for other employees. The Named Executive Officers participate in this plan.

The Company also maintains a deferred compensation plan for the Company’s more senior executives who are affected by the Internal Revenue Code limits on pretax contributions provided under the Company’s 401(k) Savings Plan. Up to certain plan limits, the deferred compensation plan allows senior officers the opportunity to make pretax contributions and receive credit for matching contributions above those amounts permitted under the Company’s 401(k) Savings Plan. Similar to the retirement benefit restoration plan, the deferred compensation plan and the 401(k) Savings Plan, together allow executives affected by the Internal Revenue Code limits the opportunity to make and receive contributions at approximately the same percentage of compensation as are made and received by other employees. One of the Named Executive Officers participated in this plan during the 2004 fiscal year.

Chief Executive Officer’s Compensation

Mr. McCollough has been the Chief Executive Officer of the Company since the 2001 fiscal year. In setting Mr. McCollough’s compensation, the Committee examined general information about the competitive market for senior executives. The Committee believes that Mr. McCollough has reduced expenses and led necessary changes in the areas of store design, merchandising and marketing. For fiscal 2004, the Committee maintained Mr. McCollough’s salary and performance-bonus percentage for the 2004 fiscal year at the levels set for him for the 2003 fiscal year. Mr. McCollough’s bonus was based upon the same measurements of the Company’s performance as the other officers under the Bonus Plan. Mr. McCollough did not receive a performance bonus for the 2004 fiscal year.

The Committee believes that the structure of incentives to Mr. McCollough is appropriate for Mr. McCollough’s role as Chief Executive Officer in the overall operations of the Company. The Committee views his fiscal 2004 compensation as appropriate when compared with the results of the Company, given the changing market conditions.

COMPENSATION AND PERSONNEL COMMITTEE

Mikael Salovaara, Chairman

Barbara S. Feigin

James F. Hardymon

Alan Kane

Allen B. King

COMPENSATION OF DIRECTORS

During fiscal 2004, directors who were not employees of the Company received a combination of equity-based and cash compensation. The cash compensation for non-employee directors included an annual retainer of $50,000 for service on the Board and an annual retainer of $5,000 for serving as a Committee chairperson.

The non-employee directors’ equity-based compensation for fiscal 2004 was composed of a restricted stock unit grant with a fair market value on the date of grant of $60,000, which vests ratably over three years. Non-employee directors are not permitted to sell or transfer the shares underlying the restricted stock units granted until the shares are fully vested and the non-employee director either retires or ceases to be a director of the Company. If a non-employee director attends less than 75 percent of the aggregate Board and committee meetings during a year, he or she forfeits 50 percent of their cash compensation earned for the year. Non-employee directors have the right to defer the receipt of compensation under the Company’s deferred compensation plan.

Equity-based awards are generally made on the date of the annual meeting. Accordingly, on June 17, 2003, the date of the 2003 annual meeting of shareholders, the nine non-employee directors were each issued a retainer grant under the 2000 Plan of 8,114 shares of restricted stock units, which vest 33 1/3 percent on each of the first, second and third anniversaries of June 17, 2003. Messrs. Hardymon, Kane, Salovaara, Ms. Byrd and Ms. Feigin deferred this stock retainer grant for fiscal 2004.

If a director is elected to fill a vacancy between annual meetings, the director’s grant is made as of the date service begins. As a result, Allen B. King, who was elected to the Board on September 1, 2003, was granted 7,438 restricted stock units under the 2000 Plan and received a retainer of $25,000. Mr. King elected to defer this stock retainer grant for fiscal 2004.

Non-employee directors also may participate in the Company’s matching gift program. The Company will match a director’s charitable contributions up to a total of $10,000 each year.

Directors who are employees of the Company receive no compensation for service as members of the Board or Board committees.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers, directors and persons who own more than 10 percent of the Company’s common stock to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Officers, directors and greater than 10 percent shareholders are required by regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of those forms and any amendments it has received and written representations from the Company’s officers and directors, the Company believes that all officers, directors and beneficial owners of more than 10 percent of the Company’s common stock complied with all of the filing requirements applicable to them with respect to transactions during the fiscal year ended February 29, 2004.

ITEM TWO—PROPOSAL TO APPROVE THE AMENDED AND RESTATED 1984 CIRCUIT CITY STORES, INC. EMPLOYEE STOCK PURCHASE PLAN

Introduction

In December 2003, the Board of Directors of the Company approved, subject to shareholder approval, an amendment and restatement of the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan (the “Purchase Plan”). The principal features of the Purchase Plan and the amendments are summarized below.

Amendments to the Purchase Plan

The amendments to the Purchase Plan:

(1)	raise the maximum amount of payroll deductions that may be contributed during a calendar year by each Participating Employee in the Purchase Plan from its current level of $7,500 to $13,000;

(2)	permit officers of the Company (including officers of the Company subject to Section 16 of the Securities Exchange Act of 1934, as amended), who otherwise meet the eligibility requirements of the Purchase Plan, the opportunity to participate in the Purchase Plan;

(3)	authorize any two of the Company’s “Senior Officers” to increase the maximum number of shares of common stock that may be purchased under the Purchase Plan as necessary to accommodate the cumulative purchases of common stock under the Purchase Plan for any calendar year; provided, however, that the maximum number of shares that may be purchased under the Purchase Plan shall not be increased in any one calendar year by more than one percent (1%) of the common stock then outstanding; and

(4)	incorporate necessary administrative and/or legal requirements (including the New York Stock Exchange rule requiring certain equity compensation plans to have a term of no more than ten (10) years).

For purposes of the Purchase Plan, “Senior Officers” means the Chief Executive Officer; Chief Financial Officer; Senior Vice President and General Counsel; and Senior Vice President of Human Resources.

Reasons for Amendments

The principal reasons for the amendment and restatement of the Purchase Plan are:

(1)	to facilitate participation in the Purchase Plan by all employees, including officers of the Company, who wish to participate;

(2)	to allow employees the opportunity to make larger annual purchases of common stock under the Purchase Plan;

(3)	to reduce the administrative burden associated with periodic “restocking” of the shares reserved for issuance under the Purchase Plan; and

(4)	to comply with newly adopted requirements of the New York Stock Exchange applicable to the Purchase Plan.

Purpose and Principal Features of the Purchase Plan

The Board has adopted, and recommends that the shareholders approve, the amendment and restatement of the Purchase Plan. The Purchase Plan was originally adopted by the Board in 1984. Although it has been amended over the past 20 years to change the mechanics of its operation and to make additional shares available for purchase, the basic purpose of the Purchase Plan has remained the same. The Purchase Plan is intended to provide a means through which the Company can encourage and assist employees of the Company and its subsidiaries to acquire stock ownership interests in the Company. Employees use payroll deductions to acquire shares under the Purchase Plan and the Company matches 15% of the employees’ contributions and covers brokerage costs associated with the purchases. The Purchase Plan assists the Company and its subsidiaries in retaining the services of their employees, securing and retaining the services of new employees, aligning the interests of employees with those of the Company and its shareholders in general and providing incentives for participating employees to exert maximum efforts for the success of the Company.

The following is a summary of the terms of the Purchase Plan, as amended and restated. The summary is qualified in its entirety by the full text of the Purchase Plan, which is attached to this proxy statement as Appendix B. Capitalized terms used but not defined in this summary have the meanings assigned to them in the Purchase Plan.

Shares Available for Purchase

The Purchase Plan authorizes the reservation of 18,500,000 shares of common stock for purchase under the Plan. These shares may be newly issued shares or may be acquired for Purchase Plan participants on the open market. Many of the reserved shares have previously been purchased. As of March 1, 2004, 2,474,454 shares remained available for purchase under the Purchase Plan.

As noted above, the amended and restated Purchase Plan authorizes any two of the Company’s Senior Officers to increase the maximum number of shares of common stock that may be purchased under the Purchase Plan as necessary to accommodate the cumulative purchases of common stock under the Purchase Plan for any calendar year; provided, however, that the maximum number of shares that may be purchased under the Purchase Plan shall not be increased in any one calendar year by more than one percent (1%) of the common stock then outstanding as of December 31 of the previous calendar year. Based on the number of shares outstanding at December 31, 2003, the Senior Officers could have increased the number of shares reserved under the Purchase Plan by up to 2,105,529 shares for calendar year 2004.

Administration

The Purchase Plan is administered by the Compensation and Personnel Committee of the Board of Directors of the Company (the “Committee”). The Committee has the full power, discretion and authority to interpret and administer the Purchase Plan and the rights granted under it. The Committee has also appointed a Plan Administrator to assist the Committee in carrying out its responsibilities. The Plan Administrator is responsible for the general administration of the Purchase Plan.

Eligibility

Once the amended and restated Purchase Plan becomes effective, any person, who has been employed by the Company or its subsidiaries for at least one year as (i) a Full-time Associate, (ii) a Part-time I Associate, hired before June 1, 1993, or (iii) an officer of the Company, and who has reached the age of majority in the state in which such person resides, is eligible to participate in the Purchase Plan on the first day of any month after satisfying the eligibility requirements. An employee is not eligible to participate in the Purchase Plan if, either before or immediately after a purchase under the Purchase Plan, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company, including for purposes of this calculation any stock that the employee may purchase under all outstanding options.

Participation in the Plan

Eligible employees may participate in the Purchase Plan by electing to make purchases through payroll deductions which may range from 2% to 10% of the employee’s compensation. Compensation for purposes of the Purchase Plan generally includes cash compensation and commissions, including overtime and bonuses. All such payroll deductions must be in increments of 1% of compensation. An employee may not contribute more than $13,000 to the Purchase Plan in any one calendar year.

Employees may also reinvest dividends received on shares held in their Purchase Plan accounts in common stock, although there is no Company match on the purchase funded through dividend reinvestment.

Purchase Price

The purchase price per share at which shares are purchased under the Purchase Plan is either (i) the average cost of all shares purchased for a particular month on the open market, when the shares are purchased on the open market, or (ii) the closing price of common stock on the New York Stock Exchange on the last business day of the month, when the shares are purchased from the Company.

Company Match

The Company contributes an amount equal to 15% of a participating employee’s payroll deduction contributions towards the purchase of shares for participating employees. The amount of the Company match is set by the Board and may be changed by the Board at any time.

Payroll Deductions

Payroll deductions are accumulated during each calendar month and applied towards the purchase of common stock promptly after the end of each month (each, an “Investment Date”). An employee may terminate his or her participation in the Purchase Plan at any time and may recommence participation as of the first day of any month (each, an “Enrollment Date”). An employee may change his or her payroll deduction at any time by submitting a new Enrollment Form to the Benefits Department of the Company.

Purchase of Stock

By submitting an Enrollment Form to the Benefits Department, the employee becomes entitled to purchase shares under the Purchase Plan. On each Investment Date, the Company will apply the funds in the Participating Employee’s account, including the Company’s matching contribution and any reinvested dividends, to the purchase of shares of its common stock in full and fractional interests in full shares. If the aggregate number of shares to be purchased on any Investment Date would exceed the maximum aggregate number of shares available under the Plan, two Senior Officers may increase the maximum number of shares that may be purchased under the Plan; provided, however, that the maximum number of shares that may be purchased under the Plan shall not be increased in any one calendar year by more than one percent (1%) of the common stock then outstanding as of December 31 of the previous calendar year. The shares may be purchased from the Company or on the open market, at the discretion of the Company. If shares are purchased on the open market, the Company pays any brokerage and other costs.

Termination of Employment

An employee’s participation in the Purchase Plan will be terminated when the employee:

•	ceases to be employed by the Company or its subsidiaries, whether by reason of death or otherwise;

•	ceases to meet the eligibility requirements; or

•	becomes an independent contractor.

With respect to each Participant whose participation is terminated:

•	payroll deductions cease at the next payroll period after the Benefits Department has received and processed notification of termination of participation,

•	purchases are made through the calendar month in which the last payroll deduction is made, and

•	the employee’s Purchase Plan account shall remain open, provided the employee pays any account fees.

A Participant whose participation is terminated may leave the shares in his or her Purchase Plan account, sell the shares or request a certificate for the shares.

Restrictions on Transfer

Rights under the Purchase Plan are not transferable by a participating employee.

Duration, Amendment and Termination

The Board may amend, suspend or terminate the Purchase Plan at any time. The Board will seek shareholder approval of amendments to the Purchase Plan to the extent required by law or, if applicable, the rules of the New York Stock Exchange. If not sooner terminated by the Board, the Purchase Plan will terminate at the earlier of (i) the last business day of any month that participating employees become entitled to purchase a number of shares of common stock greater than the number of shares remaining unpurchased out of the total number of shares which may be purchased under the Purchase Plan, or (ii) June 1, 2014.

Federal Income Tax Information

The Purchase Plan is not a “tax qualified” employee stock purchase plan. The Company’s match of employee contributions to the Purchase Plan is additional taxable income to the employee. Under the Internal Revenue Code of 1986, as amended, this income constitutes wages, subject to withholding for income and payroll taxes. Dividends, if any, paid on common stock held in an employee’s Purchase Plan account are taxable to the employee as dividend income in the year in which the dividend is paid. Dividends are taxable income even if the employee reinvests them in common stock and does not keep them as cash.

There are no federal income tax consequences to the Company by reason of the purchase of shares under the Purchase Plan. The Company will be entitled to a business expense deduction for the Company matching contribution, at the time and in the amount that the related income is reported for the participating employee.

Vote Required

The Purchase Plan, as amended and restated, will be approved if the votes cast in favor of approval exceed the votes cast against approval.

THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDED AND RESTATED 1984 CIRCUIT CITY STORES, INC. EMPLOYEE STOCK PURCHASE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE AMENDED AND RESTATED PURCHASE PLAN.

ITEM THREE—PROPOSAL TO APPROVE AN AMENDMENT TO THE 2000 NON-EMPLOYEE

DIRECTORS STOCK INCENTIVE PLAN

Introduction

In 2004, the Board of Directors of the Company approved, subject to shareholder approval, an amendment to the Company’s 2000 Non-Employee Directors Stock Incentive Plan (the “2000 Plan”) to increase the number of shares of common stock reserved for issuance under the 2000 Plan from 228,135 shares to 728,135 shares (an increase of 500,000 shares).

Reasons for Amendments

The principal reason for the amendment relating to the number of shares issuable is to allow the Company to continue to make equity awards under the Plan. There are presently approximately 24,322 shares of common stock available for granting under the 2000 Plan.

Principal Features of the Plan

The Board administers the 2000 Plan and has the complete discretion to determine when to grant incentive awards; which eligible non-employee directors will receive incentive awards; whether the award will be an option, a stock appreciation right, restricted stock, restricted stock units or stock; and the number of shares to be allocated to each incentive award. The Board may impose conditions on the exercise of options and stock appreciation rights and on the transfer of restricted stock received under the 2000 Plan and may impose such other restrictions and requirements as it may deem appropriate. The 2000 Plan is intended to conform to the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

Options

All options to purchase shares of common stock granted under the 2000 Plan are nonstatutory stock options. The option price of common stock may not be less than 100% of the fair market value on the date of the option grant. Fair market value is determined by the Board based on the then prevailing price of the common stock on the exchange on which it generally has the greatest trading volume.

Options may be exercised only at such times as specified by the Board. If the option provides, an optionee exercising an option may pay the purchase price in cash, by delivering shares of common stock, or by delivering an exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds from the option shares to pay the exercise price.

Stock Appreciation Rights

The Board may award stock appreciation rights under the 2000 Plan. When the stock appreciation right is exercisable, the holder may surrender to the Company all or a portion of the unexercised stock appreciation right and receive in exchange an amount equal to the difference between (i) the fair market value on the date of exercise and (ii) the fair market value on the date the stock appreciation right was awarded. The Company’s obligation arising upon exercise of a stock appreciation right may be paid in common stock or in cash, or in any combination of the two, as the Board may determine.

Restricted Stock

Restricted stock may be issued pursuant to the 2000 Plan. Restricted stock is subject to the following general restrictions: (i) no shares may be sold, transferred, pledged or otherwise encumbered or disposed of until the restrictions have lapsed or been removed under the provisions of the 2000 Plan, and (ii) if a holder of restricted stock ceases to serve as a director of the Company, any shares of restricted stock on which the restrictions have not lapsed or been otherwise removed will be forfeited. The Board may impose further restrictions on restricted stock awards, including additional events of forfeiture.

Restricted Stock Units

Restricted stock units may be granted on the terms and conditions set by the Board with the same limits as for restricted stock. In the case of restricted stock units, no shares are issued at the time of grant. Rather, upon the lapse of all restrictions, a restricted stock unit entitles a participant to receive shares of common stock or a cash amount equal to the fair market value of a share of common stock on the date the restrictions lapse.

Stock

The Board may award grants of the Company’s common stock to eligible non-employee directors pursuant to the 2000 Plan. In addition, the Board may permit eligible non-employee directors to elect to receive grants of the Company’s common stock in lieu of their retainer, meeting fees or other such fees to which directors would otherwise be entitled.

This summary of the principal features of the 2000 Plan is qualified by reference to the actual provisions of the 2000 Plan, a copy of which is available to any shareholder or director upon written request to the Company.

Transferability of Awards

Options and stock appreciation rights may be transferable by a participant and exercisable by a person other than a participant, but only to the extent specifically provided in the terms of the award.

Modification of the Plan

The Board may terminate or amend the 2000 Plan in such respects as it deems advisable, provided that no change will be made that increases the total number of shares of common stock reserved for issuance under the 2000 Plan unless such change is approved by the shareholders of the Company. If not sooner terminated by the Board, the 2000 Plan will terminate at the close of business on February 28, 2010.

Federal Income Tax Consequences

A non-employee director does not incur federal income tax when granted a nonstatutory stock option, a stock appreciation right, restricted stock or restricted stock unit.

Upon exercise of a nonstatutory option or a stock appreciation right, a non-employee director generally will recognize ordinary compensation income equal to the difference between the fair market value of the common stock on the date of the exercise and the option price. A non-employee director may deliver shares of common stock instead of cash to acquire shares under a nonstatutory stock option without having to recognize taxable gain on any appreciation in value of the shares delivered.

In general, a non-employee director who has received shares of restricted stock or restricted stock units will include in gross income as compensation income an amount equal to the fair market value of the shares of restricted stock or restricted stock units at the time the restrictions lapse or are removed. Such amount will be included in income in the tax year in which such event occurs.

A non-employee director will incur federal income tax when he or she is awarded a stock grant. In general, a participating director who has received a stock grant will include in gross income as compensation income an amount equal to the fair market value of the shares at the time of grant. Such amount will be included in income in the tax year in which such event occurs.

This summary of federal income tax consequences of incentive awards granted under the 2000 Plan does not purport to be complete. State, local and foreign income taxes also may be applicable to the transactions described above.

Vote Required

The amendment to the 2000 Non-Employee Directors Stock Incentive Plan will be approved if the votes cast in favor of approval of the 2000 Plan exceed the votes cast against approval.

THE BOARD OF DIRECTORS BELIEVES THAT THE APPROVAL OF THE AMENDMENT TO THE 2000 NON-EMPLOYEE DIRECTORS STOCK INCENTIVE PLAN IS IN THE BEST INTEREST OF ALL SHAREHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THIS AMENDMENT.

ITEM FOUR—RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

KPMG LLP, independent certified public accountants, served as the Company’s independent auditors during the fiscal year ended February 29, 2004, and has been selected by the Audit Committee to serve as the Company’s independent auditors for the current fiscal year. Representatives of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Although shareholder ratification is not required by the Company’s Bylaws or otherwise, the Board, as a matter of good corporate governance, is requesting that shareholders ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2005. If shareholders do not ratify the selection of KPMG LLP, the Audit Committee will reconsider its appointment.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL YEAR 2005.

Independent Auditor Fees and Pre-approval Policies

The following table presents fees billed to the Company by KPMG LLP for the fiscal years ended February 29, 2004, and February 28, 2003:

	2004	2003
Audit Fees	$643,000	$710,000
Audit Related Fees	$400,000	$205,000
Tax Fees	$329,000	$398,000
All Other Fees	0	0

Audit Fees include fees billed for the audit of the consolidated financial statements, quarterly reviews of unaudited financial statements, accounting advice and services related to registration statements filed with the SEC.

Audit Related Fees include fees billed for audits of employee benefit plans, Sarbanes-Oxley documentation assistance, attestation services related to securitization activities and due diligence assistance on a proposed acquisition.

Tax Fees include fees billed for tax compliance, tax advice and tax planning.

During 2003, the Audit Committee adopted pre-approval guidelines for services performed by KPMG LLP, the Company’s independent auditors. The guidelines require advance approval of all audit and non-audit services performed by KPMG LLP for the Company. Non-audit services involving fees payable to KPMG LLP of $25,000 or less may be approved by the Chair of the Audit Committee, who then reports the approval at the next scheduled Audit Committee meeting. All other services must be approved by the Audit Committee.

OTHER BUSINESS

At this time, the Company does not know of any other business that will be presented to the meeting. If any other business properly comes before the meeting, your proxy may be voted by the persons named in it in such manner as they deem proper.

PROPOSALS BY SHAREHOLDERS FOR PRESENTATION

AT THE 2005 ANNUAL MEETING

All proposals submitted by shareholders for presentation at the 2005 Annual Meeting must comply with the SEC’s rules regarding shareholder proposals. In addition, Section 1.3 of the Company’s bylaws provides that, in addition to other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must give timely written notice to the Secretary or an Assistant Secretary at the principal office of the Company. The notice must be received (1) on or after February 1st and before March 1st of the year in which the meeting will be held, if clause (2) is not applicable, or (2) not less than 90 days before the date of the meeting if the date for that meeting prescribed in the bylaws has been changed by more than 30 days. The shareholder’s notice must include:

•	the name and address of the shareholder, as they appear on the Company’s stock transfer books;

•	the number of shares of stock of the Company beneficially owned by the shareholder;

•	a representation that the shareholder is a record holder at the time the notice is given and intends to appear in person or by proxy at the meeting to present the business specified in the notice;

•	a brief description of the business desired to be brought before the meeting, including the complete text of any resolutions to be presented and the reasons for wanting to conduct such business; and

•	any interest that the shareholder may have in such business.

The proxies will have discretionary authority to vote on any matter that properly comes before the meeting if the shareholder has not provided timely written notice as required by the bylaws.

A proposal that any shareholder desires to have included in the proxy statement for the 2005 annual meeting of shareholders must be received by the Company no later than January 8, 2005.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended February 29, 2004, without exhibits, filed with the SEC may be obtained by any shareholder free of charge, upon written request to Office of the Corporate Secretary, Circuit City Stores, Inc., 9950 Mayland Drive, Richmond, Virginia 23233; by calling (804) 527-4022; or by accessing the Company’s investor information home page at http://investor.circuitcity.com.

By Order of the Board of Directors

W. Stephen Cannon, Secretary

May 7, 2004

APPENDIX A

CIRCUIT CITY STORES, INC.

AUDIT COMMITTEE CHARTER

Organization

1.	The Audit Committee is a committee of the Board of Directors. The members and chair of the committee will be elected by the full Board and will serve at the pleasure of the Board. The Audit Committee must have a minimum of three members.

2.	All members of the committee must meet the independence requirements for audit committee members under the listing standards of the New York Stock Exchange and Securities and Exchange Commission Rule 10A-3. Each member of the committee must be financially literate and at least one member of the committee must have accounting or related financial management expertise, as the Board interprets such qualifications in its business judgment. If an audit committee member simultaneously serves on the audit committee of more than three public companies, the Board must determine that such simultaneous service would not impair his or her ability to serve on the audit committee and must disclose this determination in the annual proxy statement.

3.	The committee may delegate any of its functions to a subcommittee.

4.	The committee will regularly report on actions taken by it to the full Board.

5.	The committee is authorized to obtain advice and assistance as it believes necessary from corporate personnel and to engage independent counsel and other advisers, as it determines necessary to carry out its duties.

6.	The committee will maintain, with the assistance of management and the internal audit director, a calendar incorporating regular reporting items it requires from independent auditor, the internal audit function and management during the year.

7.	The corporation will provide for adequate funding, as determined by the Audit Committee, in its capacity as a committee of the Board of Directors, for payment of (i) compensation of the independent auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the corporation, (ii) compensation of any advisers employed by the Audit Committee in accordance with paragraph 6 and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

Purpose

The purpose of the committee will be to:

•	Assist Board oversight of (i) the integrity of the corporation’s financial statements, (ii) the corporation’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence and (iv) the performance of the corporation’s internal audit function and independent auditor; and

•	Prepare the committee report to be included in the corporation’s proxy statement in accordance with applicable rules and regulations.

Duties and Responsibilities

The committee’s duties and responsibilities will be to:

1.

In its capacity as a committee of the Board of Directors, be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor. Each independent audit firm retained by the corporation for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the corporation will report directly to the committee.

2.	Approve all audit engagement fees and terms and all non-audit engagements with the independent auditor.

3.	On an annual basis, obtain and review a report by the independent auditor describing (i) all relationships the independent auditor has with the corporation, including any management consulting services and related fees provided to the auditor (so that the committee may assess the auditor’s independence); (ii) the firm’s internal quality-control procedures; and (iii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues. In connection with its evaluation of the independent auditor, the committee should, in addition to assuring the regular rotation of the lead audit partner as required by law, consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself.

4.	Review and approve the committee’s report to be included in the proxy statement and the corporation’s response to any comments of the Securities and Exchange Commission on the report.

5.	Review and discuss with management and the independent auditor the corporation’s annual and quarterly financial statements, including the corporation’s critical accounting estimates underlying the financial statements and other disclosures discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operation”; the effect of regulatory and accounting initiatives and any off-balance sheet structures on the corporation’s financial statements; and any certification, report, opinion or review rendered by the independent auditor.

6.	Resolve any disagreements between management and the independent auditor regarding financial reporting.

7.	Discuss with management the corporation’s earnings press releases before their release. In addition, discuss the types of financial information and earnings guidance provided to analysts and rating agencies.

8.	Periodically consult with the independent auditor, outside the presence of management, about internal controls and the quality of the corporation’s financial statements. As part of this review, the committee will receive regular reports from the corporation’s counsel on significant litigation in which the corporation is involved and the anticipated impact of such litigation.

9.	Meet separately, at least quarterly, with management, the internal audit director and the independent auditor to review the integrity of the corporation’s financial reporting processes, both internal and external.

10.	Discuss with management significant risks or exposures that the corporation may have and the steps management has taken to monitor and control such risks or exposures.

11.	Review and discuss with management and the independent auditor (i) major issues regarding accounting principles and financial statement presentation, including any significant changes in the corporation’s selection or application of accounting principles or adoption of new accounting principles; (ii) major issues as to the adequacy of the corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; and (iii) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection the preparation of the financial statements, including analyses prepared by management and the independent auditor of the effects of applying alternative accounting principles on the financial statements.

12.

Consider, in consultation with the independent auditor, the internal audit directors and the chief financial officer, the audit scope and plan of the independent auditor and the internal auditors. Review with the independent auditor, the internal audit director and the chief financial officer the coordination of the audit effort with respect to completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

13.	Review with the independent auditor any audit problems or difficulties and management’s response. This review must include any restrictions on the scope of the independent auditor’s activities or on access to requested information and discussion of any disagreements with management. It should also include accounting adjustments proposed by the independent auditor but not adopted; communications between the audit team and the audit firm’s national office with regard to auditing or accounting issues presented by the engagement; and any management or internal control letter issued or proposed to be issued by the independent auditor.

14.	Receive any reports from the independent auditor under the provisions of Section 10A of the Securities Exchange Act of 1934 and review with management and recommend to the Board appropriate remedial action to be taken by the corporation.

15.	Establish hiring policies with respect to employees or former employees of the independent auditor.

16.	Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit function.

17.	Review the appointment and replacement of the internal audit director

18.	Review significant reports to management prepared by the internal auditors and management’s responses.

19.	Receive periodic reports from management on legal and regulatory matters that may have a material impact on the corporation’s financial statements.

20.	Perform such other functions as may be assigned by the Board of Directors or as specified in policies adopted or approved by the Board of Directors.

21.	Establish procedures for (i) the receipt, retention and treatment of complaints received by the corporation regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the corporation of concerns regarding questionable accounting or auditing matters. Receive reports regarding any violations of the corporation’s code of business conduct relating to accounting, financial reporting or internal controls.

22.	Evaluate the committee’s own performance annually and report the results of the evaluation to the Board.

23.	Review this charter at least annually and update as necessary (with any amendments subject to approval by the Board).

Role of the Audit Committee

This charter assigns oversight responsibilities to the audit committee. Management is responsible for the preparation, presentation and integrity of the corporation’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditor is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The members of the audit committee are not acting as experts in accounting or auditing and rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that the corporation’s financial statements have been prepared in accordance with generally accepted accounting principles or that the audit of the corporation’s financial statements by the independent auditor has been carried out in accordance with generally accepted auditing standards.

APPENDIX B

1984 CIRCUIT CITY STORES, INC. EMPLOYEE STOCK PURCHASE PLAN

AS AMENDED AND RESTATED EFFECTIVE JULY 1, 2004

The 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan as Amended and Restated effective July 1, 2004 formerly known as the 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan for Circuit City Group Employees as Amended and Restated Effective October 1, 2002 (the “Plan”) provides eligible employees of Circuit City Stores, Inc., a Virginia corporation (the “Company”), and its Subsidiaries an opportunity to purchase Circuit City Stores, Inc. Common Stock (“Common Stock”) through payroll deductions and to receive a Company match for a portion of their payroll deductions.

1.  Definitions.    For the purposes of the Plan the following terms have the stated definitions. Additional terms are defined in the sections below.

Benefits Department—The employee benefits department of the Company.

Circuit City Companies—Circuit City Stores, Inc. and its Subsidiaries.

Committee—The Compensation and Personnel Committee of the Board of Directors of the Company.

Compensation—All cash compensation and commissions (estimated as deemed necessary by the Committee) before any deductions or withholding and including overtime and bonuses, but exclusive of all amounts paid as reimbursements of expenses including those paid as part of commissions and those paid in the form of relocation bonuses, housing allowances or other payments in connection with employee relocations.

Eligible Employees—Employees who meet the requirements set forth in Section 3.

Eligibility Status—Employment with the Circuit City Companies as a Regular Associate and as either (i) a Full-time Associate or (ii) a Part-time I Associate hired before June 1, 1993. The capitalized terms used in the preceding sentence which are not defined in the Plan shall have the meanings assigned to them in the Company’s Policies and Procedures Manual. Determinations regarding the status of an Employee for purposes of the Plan may be made from time to time by the Plan Administrator, but shall in each instance be uniform in nature and applicable to all persons similarly situated.

Employee—Any person employed by a Circuit City Company as a common law employee on the United States payroll for such Circuit City Company. It is expressly intended that persons not employed as common law employees on the Circuit City Company’s United States payroll are excluded from participation in the Plan, even if a court or administrative agency determines that such individuals are common law employees and not independent contractors.

Enrollment Date—The dates on which Eligible Employees may begin participation in the Plan. Enrollment Dates occur on the first day of each month.

Participating Employees—Eligible Employees who participate in the Plan.

Plan Administrator—An Employee of the Company or one of its Subsidiaries appointed by the Committee as provided in Section 4 or, in the absence of any such specific appointment, the Chief Financial Officer of the Company.

Plan Service Provider—A Plan Service Provider/dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers or other provider of employee plan administrative services selected by the Plan Administrator as provided in Section 4.

Senior Officers—The Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President and General Counsel and Senior Vice President of Human Resources.

Subsidiary—Any business entity (including, but not limited to, a corporation, partnership, or limited liability company) of which a company (the “Parent”) directly or indirectly owns one hundred percent (100%) of the voting interest of the entity unless the Committee determines that the entity should not be considered a Subsidiary for purposes of the Plan. If the Parent owns less than one hundred percent (100%) of the voting interest of the entity, the entity will be considered a Subsidiary for purposes of the Plan only if the Committee determines that the entity should be so considered.

2.  Amount of Stock Subject to the Plan.    The total number of shares of Common Stock which may be purchased under the Plan shall be 15,500,000, subject to adjustment as provided in Section 15. Notwithstanding the preceding sentence, any two Senior Officers may by written consent increase the maximum number of shares of Common Stock that may be purchased under the Plan as they deem necessary or desirable to accommodate the cumulative purchases of Common Stock under the Plan for any calendar year; provided however that the maximum number of shares that may be purchased under the Plan shall not be increased in any one calendar year by more than one (1%) of the number of shares of Common Stock then outstanding as of the December 31st of the previous calendar year. Such shares may be newly issued shares that have been authorized but not yet issued or may be shares purchased for Participating Employees on the open market.

3.  Eligible Employees.    All present and future Employees of the Circuit City Companies who have been employed by a Circuit City Company for at least one year are eligible to participate in the Plan, except: (i) Employees whose status is not within the definition of Eligibility Status, or (ii) Employees who have not reached the age of majority in the state in which the Employee maintains his or her residence. Notwithstanding the foregoing, Employees owning 5% or more of the total combined voting power or value of all classes of stock of Circuit City are not permitted to participate.

If an Employee has one year of service but is excluded from participation in the Plan due to the requirements set forth in (i) or (ii) in the preceding paragraph, the Employee will be eligible to participate in the Plan on the first Enrollment Date after he or she is no longer excluded because of such requirements. Continuity of service for purposes of the Plan is defined by the Rehire/Reinstatement and Change of Status Policy in effect for Employees of the Circuit City Companies at the time the eligibility determination is made. In certain circumstances specified in the Employee Benefits Agreement between Circuit City Stores, Inc. and CarMax, Inc. effective as of October 1, 2002, service with a CarMax Company will constitute service with a Circuit City Company.

4.  Administration of the Plan.    The Plan shall be administered by the Committee. The Committee shall have all powers necessary to administer the Plan, including but not limited to the power to construe and interpret the Plan’s documents; to decide all questions relating to an Employee’s employment status and eligibility to participate in the Plan; to make adjustments to the limitations on payroll deductions set forth in Section 6; to employ such other persons as are necessary for the proper administration of the Plan; and to make all other determinations necessary or advisable in administering the Plan. Any construction, interpretation, or application of the Plan by the Committee shall be final, conclusive and binding.

The Committee shall appoint an officer or other Employee of the Company or one of its Subsidiaries to serve as the Plan Administrator (“Plan Administrator”). In the absence of such an appointment, the Chief Financial Officer of the Company shall serve as Plan Administrator. The Plan Administrator shall be authorized to designate other Employees of the Company or its Subsidiaries to assist him or her in carrying out his or her responsibilities under the Plan. The Plan Administrator and his or her designees shall be responsible for the general administration of the Plan including establishment of operating procedures and document submission deadlines and such other matters as the Committee deems necessary for the efficient and proper administration of the Plan.

The Plan Administrator shall appoint a Plan Service Provider to fulfill the duties of the Plan Service Provider set forth herein. The Plan Administrator shall also have the authority to replace any Plan Service Provider he or she has appointed for the Plan with another Plan Service Provider.

5.  Participation in the Plan.    An Eligible Employee may commence or recommence participation in the Plan effective on any Enrollment Date by completing and delivering on a timely basis to the Benefits Department a form prescribed by the Plan Administrator (the “Enrollment Form”).

An Employee seeking to participate in the Plan must deliver an Enrollment Form to the Benefits Department so that it is received sufficiently prior to the Enrollment Date to allow processing by the Benefits Department. The Plan Administrator may establish a submission deadline for Enrollment Forms. The Enrollment Form shall authorize payroll deductions from the Employee’s Compensation and authorize the Plan Service Provider to establish an employee stock purchase plan account for the Employee (“ESPP Account”).

A Participating Employee’s contributions will begin in the pay period that includes the Enrollment Date that the Employee’s enrollment is effective. The amount of the Participating Employee’s contribution will be based on his or her Compensation for the entire pay period in which the first day of the month occurs, even if part of that pay period is before the first day of the month.

6.  Payroll Deductions and Limitations.    Payroll deductions shall be a percentage of the Participating Employee’s Compensation for each payroll period as specified in the Participating Employee’s Enrollment Form. Payroll deductions for each payroll period shall not be less than 2% nor more than 10% of Compensation for such payroll period. Payroll deduction specifications shall be made in 1% increments. The Plan Administrator shall have the power to change these percentage limitations.

For calendar years ending on or before December 31, 2003, the maximum amount that may be contributed by each Participating Employee to the Plan for any one calendar year was $7,500. For calendar years beginning on or after January 1, 2004, the maximum amount that may be contributed by each Participating Employee to the Plan in any one calendar year is $13,000. When a Participating Employee’s aggregate payroll deductions for the calendar year total $13,000 the Participating Employee’s purchases of Common Stock and payroll deductions under the Plan shall be suspended for the remainder of the calendar year. However, the Participating Employee shall continue to be a participant under the Plan unless he or she elects to stop contributions in the manner described in Section 16 or his or her participation terminates under Section 17 and the Employee’s purchases of Common Stock and payroll deductions will be resumed for the first full payroll period of the next calendar year. For purposes of this Section, “aggregate payroll deductions” refers to the cumulative year to date deductions made for the Employee under the Plan. .

7.  Changes in Payroll Deductions.    A Participating Employee may change the percentage of his or her payroll deductions, subject to the minimum, maximum and allowed increments set forth in Section 6. To accomplish this, the Participating Employee must submit to the Benefits Department a new Enrollment Form stating the new deduction percentage. The change will be effective as of the first of the next month if the Enrollment Form is received sufficiently prior to the first of the month to allow processing by the Benefits Department. Deadlines for submission of Enrollment Forms for the purpose of changing payroll deductions may be established by the Plan Administrator. A Participating Employee may also elect to stop making contributions in the manner described in Section 16.

8.  Purchase Price.    The purchase price under the Plan for each share of Common Stock shall be (i) the average cost of all shares purchased for a particular month on the open market (“Open Market Purchase Price”) when the shares are purchased on the open market; or (ii) the closing price of Common Stock on the New York Stock Exchange on the last business day of the month (“New Issue Purchase Price”) when the shares are purchased from the Company.

9.  Method of Purchase.    The shares of Common Stock shall be purchased once each month in one of the following manners at the Company’s discretion:

(a) Shares Purchased on the Open Market.    The Company shall transmit the aggregate payroll deductions from the prior month together with the related Company Contribution (described below) and information on each Participating Employee’s contribution to the Plan Service Provider promptly after the end of each month. On a date as soon as practicable following receipt of the funds, the Plan Service Provider shall arrange for the purchase of Common Stock on the open market. As soon as practicable after completing the purchase of the shares, the Plan Service Provider shall credit the ESPP Account for each Participating Employee with as many shares and fractional interests in shares as the Participating Employee’s contribution and the Company Contribution will allow, based on the Open Market Purchase Price; or

(b) Shares Purchased Directly from the Company.    Promptly after the end of each month, the Company shall issue and forward to the Plan Service Provider the number of shares of Common Stock that the Participating Employees’ contributions and the related Company Contribution have purchased at the New Issue Purchase Price. The Company shall also submit to the Plan Service Provider information on each Participating Employee’s contribution. As soon as practicable following receipt of the shares and related information, the Plan Service Provider shall credit the ESPP Account for each Participating Employee with his or her proportionate interest in the shares delivered, based on the New Issue Purchase Price.

10.  Company Match.    The Company shall contribute an amount each month (“Company Contribution”) towards the purchase of shares for the Participating Employees. The Company Contribution is set by the Board of Directors of Company and is currently 15% of each Participating Employee’s contribution. The Company Contribution shall be used to purchase shares for Participating Employees as described in Section 9.

11.  Dividends and other Distributions.    Each ESPP Account shall be established with the following default dividend policy. Cash dividends, if any, paid with respect to the Common Stock held in each ESPP Account under the Plan shall be automatically reinvested in Common Stock, unless the Participating Employee directs otherwise. The Plan Service Provider shall arrange for the reinvestment of dividends on the open market at the Participating Employee’s expense as soon as the Plan Service Provider receives the cash dividends. The Company will not match reinvested dividends and will not pay any expenses associated with reinvesting dividends.

Any stock dividend or other distribution made to holders of the Common Stock will be credited to and held in the Participation Employee’s ESPP Account.

The Committee shall have the right at any time or from time to time upon written notice to the Plan Service Provider to change the default dividend reinvestment policy for future ESPP Accounts which are established under the Plan.

12.  Rights as a Shareholder.    A Participating Employee shall have the right to vote full shares of Common Stock held in the Participating Employee’s ESPP Account and the right to receive annual reports, proxy statements and other documents sent to shareholders of Common Stock generally; provided, however, that so long as such shares are held for a Participating Employee by the Plan Service Provider, if a Participating Employee fails to respond in a timely manner to a request for instructions with respect to voting, the Plan Service Provider shall take such action with respect to the shares held for the Participating Employee as permitted by the New York Stock Exchange rules. To the extent that such rules and applicable law permit, the Plan Service Provider shall vote shares with respect to which no specific voting instructions are given in accordance with the recommendations of the Board of Directors of the Company.

By instructing the Plan Service Provider in accordance with the terms and conditions of the Plan Agreement (defined below), a Participating Employee shall have the right at any time:

(a) to obtain a certificate for the whole shares of Common Stock credited to the Participating Employee’s ESPP Account; or

(b) to direct that any whole shares of Common Stock in the ESPP Account be sold, and that the proceeds, less selling expenses, be remitted to the Participating Employee or remain in the ESPP Account pending further instructions.

13.  Rights Not Transferable.    Rights under the Plan are not transferable by a Participating Employee.

14.  Joint Accounts.    Participating Employees may, to the extent permitted by the Plan Service Provider, establish ESPP Accounts as joint accounts with rights therein as prescribed under applicable state law.

15.  Certain Adjustments in the Case of Stock Dividends or Splits.    The Committee shall make appropriate adjustments in the number of shares of Common Stock which may be purchased under the Plan if there are changes in the Common Stock by reason of stock dividends, stock splits, reverse stock splits, recapitalizations, mergers or consolidations.

16.  Stopping Contributions.    A Participating Employee may stop his or her contributions by completing the appropriate section of the Enrollment Form and delivering the form to the Benefits Department. Payroll Deductions will stop the pay period after the completed Enrollment Form is processed by the Benefits Department. In addition, contributions will be automatically stopped for any Participating Employee who goes on a leave of absence without pay, effective when the Employee ceases to be paid by the Company.

After contributions for an Employee have been stopped, the Plan Service Provider will leave the ESPP Account open and the Employee will be responsible for any account fees. Shares may be left in the ESPP Account or the Employee may sell the shares or request a certificate. If dividends are being paid and reinvested at the time of withdrawal, they will continue to be reinvested (if paid) unless the Employee requests the Plan Service Provider to pay them in cash. The Employee may also ask the Plan Service Provider to close the ESPP Account.

An Employee for whom contributions have been stopped may start contributions again pursuant to Section 5 at any time when the Employee is an Eligible Employee.

17.  Termination of Participation in the Plan.    An Employee’s participation in the Plan shall terminate upon the Employee’s: (i) ceasing to be employed by a Circuit City Company, whether by reason of death or otherwise, (ii) ceasing to meet the eligibility requirements set forth in Section 3, or (iii) becoming an independent contractor (“Terminated Participant”).

With respect to each Terminated Participant: (i) payroll deductions shall cease at the next payroll period after the Benefits Department has received and processed notification of termination of participation, (ii) purchases shall be made through the calendar month in which the last payroll deduction is made, and (iii) the ESPP Account shall remain open subject to the same limitations and conditions set forth in the second paragraph of Section 16.

An Employee who has become a Terminated Participant may recommence participation pursuant to Section 5 when he or she again becomes an Eligible Employee.

18.  Amendment of the Plan.    The Company’s Board of Directors may, at any time, or from time to time, amend the Plan in any respect.

19.  Termination of the Plan.    The Plan and all rights of Employees hereunder shall terminate:

(a) on the last business day of any month that Participating Employees become entitled to purchase a number of shares of Common Stock greater than the number of shares remaining unpurchased out of the total number of shares which may be purchased under the Plan;

(b) June 1, 2014; or

(c) at any earlier date at the discretion of the Company’s Board of Directors.

In the event that the Plan terminates under circumstances described in (a) above, the Common Stock remaining unpurchased as of the termination date shall be allocated to Participating Employees for purchase on a pro rata basis.

Upon termination of the Plan, ESPP Accounts shall remain open subject to the same limitations and conditions set forth in the second paragraph of Section 16.

20.  ESPP Account.    The relationship between the Plan Service Provider and each Participating Employee shall be governed by a separate agreement of terms and conditions between them which may be set forth in the Enrollment Form or a separate document (“Plan Agreement”). In electing to participate in the Plan, a Participating Employee shall be deemed to have accepted the terms of the Plan Agreement.

21.  Payment of Expenses.    The Company shall pay all expenses associated with purchases under the Plan, including brokerage commissions, if any. The Company will not pay expenses for other transactions in the Participating Employee’s ESPP Account, including sales of securities, dividend reinvestments, issuance of stock certificates, purchases of securities outside the Plan or expenses associated with open ESPP Accounts where the owner is not a Participating Employee.

22.  Effective Date of the Plan.    The Amended and Restated Plan shall be effective as of July 1, 2004.

23.  Notices.    Any notice or instruction to be given the Company shall be in writing and delivered by hand, Company office mail or U.S. mail to the address below:

Circuit City Stores, Inc.

c/o Corporate Secretary, Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, Virginia 23233

Any signature submitted to the Company by facsimile will have the same force and effect as an original signature.

24.  Government and Other Regulations.    The Plan, and the rights to purchase Common Stock hereunder, and the Company’s obligation to sell and deliver Common Stock hereunder shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or government agency as may, in the opinion of counsel for the Company, be required.

25.  Indemnification of Committee.    Service on the Committee shall constitute service as a member of the Company’s Board of Directors so that members of the Committee shall be entitled to indemnification and reimbursement as members of the Company’s Board of Directors pursuant to its Articles of Incorporation and Bylaws.

CIRCUIT CITY STORES, INC.

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, June 15, 2004

10:00 a.m. (EDT)

Circuit City Stores, Inc.

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 15, 2004.

The shareholder named on the reverse side, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated May 7, 2004, hereby appoints W. Stephen Cannon and Robert L. Burrus, Jr., and each of them, proxies, with full power of substitution, and hereby authorizes them to represent and vote the shares of Circuit City Stores, Inc. (the “Company”) common stock, which the shareholder on the reverse side would be entitled to vote if personally present at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 15, 2004, at 10:00 a.m., Eastern Daylight Time, and any adjournment thereof, with full discretion to vote on any matter that may come before the Annual Meeting, except that such shares shall be voted in accordance with the special instructions set forth below.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

See reverse for voting instructions.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.	COMPANY #

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK ««« EASY ««« IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 14, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — HTTP://WWW.EPROXY.COM/CC/ — QUICK ««« EASY ««« IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 14, 2004.
•	Please have your proxy card and the last four digits of your Social Security Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Circuit City Stores, Inc., c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

IF you vote by Phone or Internet, please do not mail your Proxy Card

The Board of Directors Recommends a Vote FOR items 1, 2, 3 and 4.
1. Election of directors:	01 E.V. Goings 02 James F. Hardymon 03 Allen B. King	04 J. Patrick Spainhour 05 Carolyn Y. Woo	☐ Vote FOR all nominees for the terms set forth in the Proxy Statement (except as marked)	☐ Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

òPlease fold here ò

2. Approval of the Amended and Restated 1984 Circuit City Stores, Inc. Employee Stock Purchase Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN

3. Approval of an amendment to the 2000 Non-Employee Directors Stock Incentive Plan.	☐ FOR	☐ AGAINST	☐ ABSTAIN

4. Ratification of the appointment of KPMG LLP as the Company’s independent auditors for fiscal year 2005.	☐ FOR	☐ AGAINST	☐ ABSTAIN

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournments thereof.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

Any proxy or proxies previously given for the meeting are revoked.

PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

Address Change? Mark Box ☐	Indicate changes below:	Date

Signature(s) in Box

Please sign exactly as your name(s) appear on the Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.